EXHIBIT 3

VOTING AGREEMENT

                This Voting Agreement (this “Agreement”) is made as of August 12, 2002, between Zomax Incorporated, a Minnesota corporation (the “Buyer”) and Peter H. Jackson (“Jackson”).

                The Buyer and Intraware, Inc., a Delaware corporation (the “Company”) have entered into a Common Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) providing, among other things, for the purchase of 6,097,561 share of the Company’s Common Stock by Buyer; and

                WHEREAS, pursuant to Section 7(o) of the Stock Purchase Agreement the Buyer has certain rights to designate a representative to serve on the Company’s Board of Directors (the “Designee”);

                WHEREAS, as a condition to Buyer entering into the Stock Purchase Agreement, Jackson has agreed to enter into this Agreement;

                NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Shares.  Jackson agrees to vote all shares of capital stock of the Company then held by him (the “Shares”) in accordance with, the provisions of this Agreement.

2.             Election of Designee.

(a)           Voting. During the term of this Agreement, Jackson agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as a member of the Company’s Board of Directors, the Designee.

(b)           Changes in Designee.  From time to time during the term of this Agreement, Buyer may, in its sole discretion:

(i)    elect to initiate a removal from the Company’s Board of Directors of the incumbent Designee who occupies a Board seat for which such Buyer is entitled to designate the Designee; and/or

(ii)   designate a new Designee for election to a Board seat for which the Buyer is entitled to designate the Designee (whether to replace a prior Designee or to fill a vacancy in such Board seat);

                In the event of such an initiation of a removal or designation of a Designee under this Section 2(b), Jackson shall vote any Shares to cause:  (a) the removal from the Company’s Board of Directors of the Designee so designated for removal; and (b) the election to the Company’s Board Directors of any new Designee so designated.

3.             Termination.  This Agreement shall terminate upon the termination of Buyer’s right to designate a Designee pursuant to Section 7(o) of the Stock Purchase Agreement.

4.             Successors in Interest.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Jackson without the prior written consent of the Buyer.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.             Additional Shares.  In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company’s stockholders pursuant to a plan of merger) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

6.             Notices.  Communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(i)    if to Jackson, at the Company’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(ii)   if to the Buyer, one copy should be sent to Zomax Incorporated, 5353 Nathan Lane Plymouth, MN  55442, facsimile number (763) 519-3710, Attn:  Chief Financial Officer, or at such other address as the Company shall have furnished Jackson, with a copy to the Company, Attn:  General Counsel.

(iii)  Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery.

7.             Certain Definitions. Shares “held” by Jackson shall mean any Shares directly or indirectly owned (of record or beneficially) by Jackson.  “Vote” shall included any exercise of voting rights whether at an annual or special meeting or by written consent. Determination of the number of Shares held by Jackson shall be based on the voting power of the Shares held by Jackson.

8.             Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

9.             Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

10.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections and paragraphs shall, unless otherwise provided, refer to sections and paragraphs hereof.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the party that executes such counterpart, and all of which together shall constitute one instrument.

12.           Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, personal or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

13.           Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof.  No party hereto shall be liable or bound to any other party in any manner with regard to the subject hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

14.           Specific Performance.  The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

15.           No Revocation.  The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

16.           Amendment and Waivers.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Buyer and Jackson.

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                IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first above written.

ZOMAX INCORPORATED, a Minnesota corporation

By:	/s/ James T. Anderson

Name:	James T. Anderson

Title:	Chairman & CEO

/s/ Peter H. Jackson
Peter H. Jackson